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                       COX COMMUNICATIONS, INC                      EXHIBIT 12.1

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                           YEAR ENDED DECEMBER 31
                                                                     1998           1999         2000      2001               2002
                                                                   -----------------------------------------------------------------
                                                                    (DOLLARS IN MILLIONS)                  (DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest  $ 1,270.7      $   900.5    $ 1,995.1  $    109.1      $  (236.8)
Income tax expense (benefit)                                           822.8          580.0        877.0        94.0         (125.3
Equity in net losses of affiliated companies                           547.2           90.5          7.3        40.0           32.2
Fixed Charges (see below), excluding capitalized interest              233.2          348.0        662.7       671.8          632.2
                                                                   -----------------------------------------------------------------
     Total                                                         $ 2,873.9      $ 1,919.0    $ 3,542.1  $    914.9      $   302.3
                                                                   =================================================================

Fixed charges:
Interest expense                                                   $   223.3      $   305.7    $   550.8  $    565.9      $   550.6
Minority interest expense (pre tax)                                      0.0           29.0         91.4        80.6           51.5
Capitalized interest                                                     0.0            0.0          0.0         0.0            0.0
Interest component of rentals charged to income                          9.9           13.3         20.5        25.3           30.1
Dividends on subsidiary preferred stock                                  0.0            0.0          0.0         0.0            0.0
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     Total fixed charges including capitalized interest            $   233.2      $   348.0    $   662.7  $    671.8      $   632.2
                                                                   =================================================================
Ratio of earnings to fixed charges                                      12.3            5.5          5.3         1.4            0.5
                                                                   =================================================================
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